                                                               EXECUTION VERSION

                 CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
                             CITADEL WELLINGTON LLC
                                  CIG MEDIA LLC
                      C/O CITADEL INVESTMENT GROUP, L.L.C.
                       131 S. DEARBORN STREET, 32ND FLOOR
                             CHICAGO, ILLINOIS 60603

May 4, 2007

NBC Universal, Inc.
NBC Palm Beach Investment I, Inc.
NBC Palm Beach Investment II, Inc.
30 Rockefeller Plaza
New York, New York 10112

Ladies and Gentlemen:

     Reference is hereby made to the Master Transaction Agreement, dated as of
May 4, 2007 (the "Master Agreement"), by and among ION Media Networks, Inc., a
Delaware corporation (the "Company"), NBC Universal, Inc., a Delaware corporation ("NBCU"), NBC Palm Beach Investment I, Inc., a California
corporation ("NBC Palm Beach I"), NBC Palm Beach Investment II, Inc., a
California corporation ("NBC Palm Beach II" and, together with NBCU and NBC Palm
Beach I, the "NBCU Entities"), and CIG Media LLC, a Delaware limited liability company ("CIG Media"). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Agreement.

I. Certain Non-Indemnified Losses.

     1. In the event the Company breaches or fails to perform any of its representations, warranties or covenants contained in Sections 6.07(b) or 10.20 of the Master Agreement and CIG Media incurs any Losses for which CIG Media is entitled to be indemnified by the Company pursuant to Section 10.22 of the
Master Agreement but for which the Company has not indemnified CIG Media (the
"Non-Indemnified Losses"), the NBCU Entities shall, jointly and severally, indemnify Citadel Kensington Global Strategies Fund Ltd., Citadel Wellington LLC
and each Person who controls the foregoing (the "Citadel Indemnified Parties"), from and against 50% of the Non-Indemnified Losses. For purposes of this letter agreement, the amount of the Non-Indemnified Losses shall not exceed the aggregate amount that the Citadel Indemnified Parties have invested in CIG Media in order to consummate the Transaction contemplated by Master Agreement, plus any direct Losses actually incurred by any of the Citadel Indemnified Parties as a result of any breach or non-performance by the Company of any representations, warranties or covenants contained in Sections 6.07(b), 10.20 or 10.22 of the
Master Agreement.

     2. If any Citadel Indemnified Party becomes entitled to indemnification hereunder, it shall give the NBCU Entities prompt notice (the "Indemnification
Notice"), in no event later

than five Business Days after such Citadel Indemnified Party becomes aware of the Non-Indemnified Losses, which notice shall state the amount of the
Non-Indemnified Losses, if known, the method of computation thereof, and reasonably specific details of the breach or non-performance by the Company of the representations, warranties or covenants contained in Sections 6.07(b),
10.20 or 10.22 of the Master Agreement to which the Non-Indemnified Losses are related; provided, however, that the failure to so notify shall not affect the
Citadel Indemnified Parties' rights under this letter agreement except to the extent such failure is actually prejudicial to the rights and obligations of the
NBCU Entities, and then only to the degree so prejudiced. The Citadel
Indemnified Parties and NBCU shall jointly control the defense of any Action with respect to the Non-Indemnified Losses through counsel acceptable to both parties. Either party may elect to participate in the defense of such Action with its own counsel at its own expense. Each of the parties shall cooperate with the other in such defense and, to the extent not privileged, make available to the other, at their sole cost and expense, all witnesses, pertinent records, materials and information in such party's possession or under such party's control relating thereto as is reasonably required in connection with such
Action. Neither party shall settle, permit to be settled, pay, or permit to be paid, any part of such Action unless the other party consents in writing to such settlement or payment (which consent shall not be unreasonably withheld.

     3. The NBCU Entities acknowledge and agree that the provisions of this letter agreement are an integral and essential part of the transactions contemplated by the Master Agreement, that CIG Media, in connection with its decision to enter into the Master Agreement, has relied, and is relying, on the
NBCU Entities' agreement to pay any amounts pursuant to Paragraph 1 of this letter agreement as and when due to the Citadel Indemnified Parties, and that
CIG Media would not have entered into the Master Agreement without the benefit of this letter agreement.

     4. The foregoing indemnification provisions set forth in Paragraph 1 of this letter agreement shall constitute the exclusive remedy of Citadel
Indemnified Parties as against the NBCU Entities at law or in equity with respect to any breach or non-performance by the Company of any representations, warranties or covenants contained in Sections 6.07(b), 10.20 or 10.22 of the
Master Agreement.

II. Adjustment of Relative Economics between CIG Media and NBCU Entities.

     5. In the event the NBCU Entities are required to retain not less than
$250,000,000 aggregated stated liquidation preference of NBCU Series B Preferred pursuant to Section 2.01(b) following the Exchange Offer Closing or the closing of the Contingent Exchange, each of CIG Media and the NBCU Entities shall effect any changes to the terms of the securities of the Company held or to be held by
CIG Media and the NBCU Entities as may be necessary such that the economic substance of the Transaction to CIG Media and the NBCU Entities shall not in any manner be adversely affected.

III. Miscellaneous.

     6. All notices, requests, demands and other communications hereunder shall be in writing and shall be given when (and shall be deemed to have been duly given upon receipt) by

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delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses (or such other address for a party as shall be specified in a notice given in accordance with this Section 6):

     If to the NBCU Entities:

          NBC Universal, Inc.
          30 Rockefeller Plaza
          New York, New York  10112
          Attention:  General Counsel
          Tel:  212-664-7024
          Fax:  212-664-4733

          With a copy to:

          Shearman & Sterling LLP
          599 Lexington Avenue
          New York, New York  10022
          Attention:  John A. Marzulli, Jr.
          Tel:  212-848-8590
          Fax:  646-848-8590

     If to the Citadel Indemnified Parties and/or CIG Media:

          Citadel Limited Partnership
          131 S. Dearborn Street, 32nd Floor
          Chicago, Illinois  60603
          Attention:  Matthew B. Hinerfeld
          Tel:  312-395-3167
          Fax:  312-267-7628

          with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson LLP
          One New York Plaza
          New York, NY  10004
          Attention:  Robert Schwenkel
                      Steven Steinman
          Tel:  212-859-8000
          Fax:  212-859-4000

     7. If CIG Media becomes entitled to indemnification under Section 10.21 of the Master Agreement, it shall give the NBCU Entities prompt notice, in no event later than five Business Days after CIG becomes aware of the Losses that entitle
CIG to indemnification under Section 10.21 of the Master Agreement, which notice shall state the amount of such Losses, if known, the method of computation thereof, and reasonably specific details of the breach or non-performance by the
NBCU Entities under the Call Agreement, the Escrow Agreements or the Non-Compete
Agreements to which such Losses are related; provided, however, that the failure

                                       3

to so notify shall not affect CIG Media's rights under the Master Agreement except to the extent such failure is actually prejudicial to the rights and obligations of the NBCU Entities, and then only to the degree so prejudiced.

     8. This letter agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. This letter agreement and the rights and obligations hereunder (a) shall not be assignable or transferable by any of the NBCU Entities without the prior written consent of CIG Media and the Citadel Indemnified Parties and (b) shall not be assignable or transferable by CIG Media or any of the Citadel Indemnified
Parties without the prior written consent of NBCU Entities. Any attempted assignment or transfer in violation of this clause shall be null and void and of no effect. Any Citadel Indemnified Party not a party hereto shall be a third party beneficiary of this letter agreement with a direct right of enforcement.

     9. This letter agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties to this agreement and delivered to the other parties.

     10. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the Borough of Manhattan of the City of New
York in connection with any dispute related to this letter or any of the matters contemplated hereby.

     11. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this letter agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this
Paragraph 11.

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     Please acknowledge your agreement to and acceptance of the terms of this letter agreement by countersigning and returning the enclosed copy of this letter.

                                 Very truly yours,

                                 CITADEL KENSINGTON GLOBAL
                                   STRATEGIES FUND LTD.
                                 By: Citadel Investment Group, L.L.C.,
                                       its General Partner

                                 By: Citadel Limited Partnership,
                                       its Portfolio Manager

                                 By: /s/ Matthew Hinerfeld
                                     -------------------------------------------
                                     Name:  Matthew Hinerfeld
                                     Title: Managing Director and Deputy
                                            General Counsel

                                 CITADEL WELLINGTON LLC
                                 By: Citadel Investment Group, L.L.C.,
                                       its General Partner

                                 By: Citadel Limited Partnership,
                                       its Managing Member

                                 By: /s/ Matthew Hinerfeld
                                     -------------------------------------------
                                     Name:  Matthew Hinerfeld
                                     Title: Managing Director and Deputy
                                            General Counsel

                                  CIG MEDIA LLC
                                  By: Citadel Investment Group, L.L.C.,
                                        its General Partner

                                  By: Citadel Limited Partnership,
                                        its Portfolio Manager

                                 By: /s/ Matthew Hinerfeld
                                     -------------------------------------------
                                     Name:  Matthew Hinerfeld
                                     Title: Managing Director and Deputy
                                            General Counsel

                 [Signature Page to Indemnification Side Letter]

Agreed to and accepted as of May 4, 2007:

NBC UNIVERSAL, INC.

By: /s/ Lynn A. Calpeter
    ----------------------------------
    Name:  Lynn A. Calpeter
    Title: Executive Vice President and
           Chief Financial Officer

NBC PALM BEACH INVESTMENT I, INC.

By: /s/ Lynn A. Calpeter
    ----------------------------------
    Name:  Lynn A. Calpeter
    Title: Vice President and Treasurer

NBC PALM BEACH INVESTMENT II, INC.

By: /s/ Lynn A. Calpeter
    ----------------------------------
    Name:  Lynn A. Calpeter
    Title: Vice President and Treasurer

                 [Signature Page to Indemnification Side Letter]